FOR IMMEDIATE RELEASE
CONTACT:  Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR FIRST QUARTER

Waldorf, Maryland, May 9, 2011 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), reported consolidated net income available to common shareholders for the quarter ended March 31, 2011 decreased $1,122,926, or 97.42%, to $29,765 or $0.01 per common share (fully diluted) compared to $1,152,691 or $0.38 per common share (fully diluted) for the quarter ended March 31, 2010. The reduction in earnings was attributable to an increase in the provision for loan losses to reflect current appraisal levels or pending contracts of sale for nonperforming assets as they enter the final stages of disposition. The increase, in the form of additional specific reserves, reflects the decision by management and our Board to adjust the carrying value of these loans to expedite disposal of the properties, which will facilitate reinvestment of the proceeds into interest-earning assets. This increased provision reflected current economic conditions and based on recent sales offers, market appraisals and a detailed analysis of the cost of continuing to carry these assets.

The current economic recovery is proceeding considerably slower than expected and its prolonged effect on businesses and families is evident in Southern Maryland. Recent studies of personal bankruptcies in Maryland show that Charles County is number one per capita in the state with Calvert County as eighth.  This reflects the continued financial strain that is translated into slower growth in local business formations and expansions. Additionally, the recent events in Japan may have negatively impacted the Southern Maryland economic recovery by further delaying the planned construction of the Calvert Cliffs reactor.  This directly impacts Southern Maryland as it would have created several thousand construction jobs in the local market.

Nonperforming assets and troubled debt restructures to total assets were 3.68% at March 31, 2011, a 90 basis point decrease since December 31, 2010. “The 30 day or greater loan delinquency was at 2.53% of total loans at March 31, 2011,” said Michael Middleton, Chairman and CEO of the Company.  “That is significantly better than our peer bank levels.  Further, the delinquencies in our loan portfolios are confined to a few commercial customers.  I am optimistic that our favorable loan delinquency trends will continue in 2011 and that our core operations, which were sufficient to fully absorb the increased provision, are returning to historic trends.  Management and the Board remain focused on creating long-term shareholder value.”

TRI-COUNTY FINANCIAL CORPORATION

	As of March 31, 2011	As of December 31, 2010	$ Variance	% Variance
Financial Condition Data:	(Unaudited)			
Total assets	$ 871,882,875	$ 885,936,102	$ (14,053,227)	(1.59%)
Cash, federal funds sold and interest-bearing deposits	17,512,579	9,823,436	$ 7,689,143	78.27%
Securities	144,448,468	161,934,541	(17,486,073)	(10.80%)
Loans receivable, net	647,378,198	654,449,936	(7,071,738)	(1.08%)
Foreclosed real estate (OREO)	11,039,380	10,469,302	570,078	5.45%
Total liabilities	800,729,642	814,831,175	(14,101,533)	(1.73%)
Total deposits	722,007,744	724,582,326	(2,574,582)	(0.36%)
Short-term borrowings	453,090	816,422	(363,332)	(44.50%)
Long-term debt	60,612,359	70,624,044	(10,011,685)	(14.18%)
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
TARP preferred stock	16,317,000	16,317,000	-	0.00%
Total stockholders' equity	$ 71,153,233	$ 71,104,927	$ 48,306	0.07%
Book value per common share	$ 18.15	$ 18.25		
Common shares outstanding	3,021,144	3,002,616		
Tier 1 capital to average assets	9.50%	9.44%		
Total capital to risk-weighted assets	12.06%	12.94%		
Nonperforming loans (NPLs)	$ 11,086,360	$ 13,518,779	$ (2,432,419)	(17.99%)
Nonperforming assets (NPLs + OREO)	22,125,740	23,988,081	(1,862,341)	(7.76%)
Troubled debt restructures (TDRs)	10,339,433	16,881,803	(6,542,370)	(38.75%)
Allowance for loan losses to total loans	1.11%	1.16%		
Nonperforming loans to total loans	1.69%	2.04%		
Allowance for loan losses to nonperforming loans	65.69%	56.73%		
Nonperforming assets (NPLs + OREO) to total assets	2.54%	2.71%		
Nonperforming assets + TDRs to total assets [1]	3.68%	4.58%

Assets decreased primarily due to seasonal reductions of customer lines of credit and decreases in securities as principal from maturing securities were used to retire long-term debt. Loans decreased due to a $21,499,925 decrease in commercial lines of credit, construction and land development loans, offset by growth of $14,862,366 in residential and commercial real estate loans.

Nonperforming loans as a percentage of total loans declined to 1.69% at March 31, 2011 compared to 2.04% at December 31, 2010. The Company had 31 nonperforming loans at March 31, 2011 of which $6,087,989, or 55% of nonperforming loan balances, were concentrated with one customer, which we adequately reserved for in the first quarter. Foreclosed real estate grew as the Bank continues to foreclose on problem loans. As previously disclosed, foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

“We continue to focus on the growth of our amortizing loan portfolio. During the first quarter, our residential and commercial mortgage portfolios increased $14.9 million or 3.2% since December 31, 2010,” said William Pasenelli, Community Bank of Tri-County, President and Chief Financial Officer. “Although we evaluate each project on its merits, we have remained conservative in funding construction and land development loans and have reduced the Bank’s position in these loans from $62.5 million at December 31, 2009 to $36.2 million at March 31, 2011.”

First quarter deposit decreases in certificates of deposits of $13,451,194 were partially offset by increases to transaction accounts of $10,876,612. The Bank’s transaction accounts increased to $286,383,452, or 39.52% of deposits, at December 31, 2010 to $297,260,064, or 41.17% of deposits, at March 31, 2011. Non-brokered deposits represent $703,076,722 or 97.38% of total deposits at March 31, 2011. Long-term debt and short-term borrowings decreased as liquidity available from retail deposits and maturing securities were utilized to pay debt.

The $48,306 increase in stockholders’ equity was due to net income of $241,498 and net stock related activities of $115,991 offset by the payment of preferred stock dividends of $211,733 and an adjustment to other comprehensive income of $97,450 for decreases in the valuation allowance of the available for sale securities portfolio. Common stockholders' equity of $54,836,233 resulted in a book value of $18.15 per common share at March 31, 2011. The Company remains well-capitalized at March 31, 2011 with a Tier 1 capital to average asset ratio of 9.5%.

The decrease in net income for the quarter ended March 31, 2011 was principally due to increases in the provision for loan losses and noninterest expense. Net interest income increased $124,837 as decreases in interest expense outpaced the decrease in interest and dividend income. The decrease in interest and dividend income was attributable to decreases in the average yield on interest-earning assets from 5.22% for the quarter ended March 31, 2010 to 4.85% for the quarter ended March 31, 2011, partially offset by increases of $46.8 million to the average balance of interest-earning assets. The decrease in interest expense was due to a decrease in the average cost of funds on interest-bearing liabilities from 2.06% for the quarter ended March 31, 2010 to 1.77% for the quarter ended March 31, 2011 primarily due to a decrease in interest rates paid on certificates of deposits, which decreased from 2.45% for the quarter ended March 31, 2010 to 1.98% for the quarter ended March 31, 2011. Interest expense also decreased due to lower interest rates paid on borrowings and a reduction in net borrowings offset by higher average balances of deposits.

The Company’s provision for loan losses increased due primarily to increases in the allowance for specific nonperforming loans based on management’s estimate of realizable value. Noninterest income remained stable as increases in service charge income and bank owned life insurance were offset by a decrease in loan sales compared with the comparable period in 2010. For the quarter ended March 31, 2011, noninterest expense increased due to increases in salary and benefits of $388,940 compared to 2010 and a $315,883 valuation allowance adjustment for foreclosed real estate.  Costs have continued to increase from the prior year due to the increasing cost of compliance for salaries and benefits, data processing and legal and professional fees.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of March 31, 2011. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2010. The results of operations for the quarter ended March 31, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year.